Exhibit 21.1

SUBSIDIARIES OF DEFENSE TECHNOLOGIES INTERNATIONAL CORP.

Name of Subsidiary	Jurisdiction of Organization

Passive Security Scan Inc.	Utah
(Majority owned subsidiary of Defense Technologies International Corp.)